                                                                     EXHIBIT 1.1


                                                   Draft dated December 29, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP


                        (a Delaware limited partnership)



                    $150,000,000     % Senior Notes due 2008
                    $240,000,000     % Senior Notes due 2028





                               PURCHASE AGREEMENT






Dated: [       ], 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         SECTION 1.       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                          ------------------------------
                 (a)      Representations and Warranties by the Partnership, the Parent
                          Partnership and the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                          (i)     Compliance with Registration Requirements . . . . . . . . . . . . . . . . . . . . . . 3
                                  -----------------------------------------
                          (ii)    Incorporated Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                                  ----------------------
                          (iii)   Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                                  -----------------------
                          (iv)    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                                  --------------------
                          (v)     No Material Adverse Change in Business  . . . . . . . . . . . . . . . . . . . . . . . 5
                                  --------------------------------------
                          (vi)    Formation and Good Standing of the Partnership  . . . . . . . . . . . . . . . . . . . 5
                                  ----------------------------------------------
                          (vii)   Good Standing of the Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                                  ----------------------------
                          (viii)  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                                  ------------
                          (ix)    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                                  --------------
                          (x)     Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                                  ---------------------
                          (xi)    Capitalization of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . 6
                                  -------------------------------------
                          (xii)   Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                                  --------------------------
                          (xiii)  Authorization of the Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                                  ------------------------------
                          (xiv)   Authorization of the Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                                  -------------------------------
                          (xv)    Description of the Securities and the Indenture . . . . . . . . . . . . . . . . . . . 7
                                  -----------------------------------------------
                          (xvi)   Absence of Defaults and Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                                  ---------------------------------
                          (xvii)  Absence of Labor Dispute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                                  ------------------------
                          (xviii) Absence of Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                                  ----------------------
                          (xix)   Accuracy of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                                  --------------------
                          (xx)    Possession of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . 9
                                  -----------------------------------
                          (xxi)   Absence of Further Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                                  -------------------------------
                          (xxii)  Possession of Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . 9
                                  ----------------------------------
                          (xxiii) Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  -----------------
                          (xxiv)  Compliance with Cuba Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  ------------------------
                          (xxv)   Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  ----------------------
                          (xxvi)  Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  ----------------------------------
                          (xxvii) Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                                  ------------------
                          (xxviii) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                   ---------
                          (xxix)  Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  ------------------------
                          (xxx)   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                                  ----------
                 (b)      Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 2.       Sale and Delivery to Underwriters; Closing  . . . . . . . . . . . . . . . . . . . . . . . .  12
                          ------------------------------------------
                 (a)      Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (b)      Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (c)      Denominations; Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12



         SECTION 3.       Covenants of the Partnership, the Parent Partnership and the
                          -------------------------------------------------------------
                          General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                          ---------------
                 (a)      Compliance with Securities Regulations and Commission Requests  . . . . . . . . . . . . . .  13
                 (b)      Filing of Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (c)      Delivery of Registration Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (d)      Delivery of Prospectuses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (e)      Continued Compliance with Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (f)      Blue Sky Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (g)      Rule 158  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (h)      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (i)       Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (j)      Restriction on Sale of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (k)      Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         SECTION 4.       Payment of Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                          -------------------
                 (a)      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (b)      Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 5.       Conditions of Underwriters' Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                          ---------------------------------------
                 (a)      Effectiveness of Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (b)      Opinion of Counsel for Partnership, the Parent Partnership and the
                          General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (c)      Opinion of Counsel for Underwriters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (d)      Officers' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (e)      Accountant's Comfort Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (f)      Bring-down Comfort Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (g)      Maintenance of Rating . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (h)      Approval of Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (i)      Additional Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (j)      Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         SECTION 6.       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                          ---------------
                 (a)      Indemnification of Underwriters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (b)      Indemnification of the Partnership, the Parent Partnership, the General Partner, Directors and
                          Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)      Actions against Parties; Notification . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (d)      Settlement without Consent if Failure to Reimburse  . . . . . . . . . . . . . . . . . . . .  20

         SECTION 7.       Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                          ------------

         SECTION 8.       Representations, Warranties and Agreements to Survive Delivery  . . . . . . . . . . . . . .  22
                          --------------------------------------------------------------


         SECTION 9.       Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          ------------------------
                 (a)      Termination; General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (b)      Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 10.        Default By One or More of The Underwriters. . . . . . . . . . . . . . . . . . . . . . . .  23
                            ------------------------------------------

         SECTION 11.      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          -------

         SECTION 12.      Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          -------

         SECTION 13.      GOVERNING LAW AND TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          ----------------------

         SECTION 14.      Effect of Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          ------------------



         SCHEDULE A-1     List of Underwriters of 2008 Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          ----------------------------------

         SCHEDULE A-2     List of Underwriters of 2028 Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                          ----------------------------------

         SCHEDULE B-1     Pricing Information for 2008 Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          ----------------------------------

         SCHEDULE B-2     Pricing Information for 2028 Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          ----------------------------------

         Exhibit A        FORM OF OPINION OF PARTNERSHIP'S COUNSEL TO
                          BE DELIVERED PURSUANT TO SECTION 5(b) . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

                        (a Delaware limited partnership)

                                  $390,000,000


                    $150,000,000     % Senior Notes due 2008
                    $240,000,000     % Senior Notes due 2028


                               PURCHASE AGREEMENT


                                                                   [     ], 1998



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
[Name(s) of Co-Representatives]
  as Representatives of the several Underwriters
c/o  Merrill Lynch & Co.
        Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated
North Tower
World Financial Center
New York, New York  10281-1209

Ladies and Gentlemen:


         TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership (the "Partnership"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Underwriters named in Schedule A-1 and A-2 hereto (collectively, the "Underwriters", which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Merrill Lynch and [[insert name(s) of other lead manager(s), if any] are] [is] acting as Representatives (in such capacity, the "Representatives"), with respect to the issue and sale by the Partnership and the purchase by the Underwriters, acting severally and not jointly, of (a) $150,000,000 aggregate
principal amount of the Partnership's      % Senior Notes due 2008 (the "2008
Notes") in the principal amounts set forth in Schedule A-1 hereof and (b)
$240,000,000 aggregate principal amount of the Partnership's      % Senior
Notes due 2028 (the "2028 Notes) in the principal amounts set forth in Schedule A-2 hereof (collectively, the "Securities"). The Securities are to be issued pursuant to an indenture dated as of _________, 1998 (the "Indenture") between the Partnership and The Bank of New York, as trustee

(the "Trustee"). The term "Indenture," as used herein, includes the Officer's Certificate (as defined in the Indenture) establishing the form and terms of the Securities pursuant to Sections [301] and 1004 of the Indenture.

         The Partnership understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act").

         The Partnership is owned 98.9899% by its sole limited partner, TEPPCO Partners, L.P., a Delaware limited partnership (the "Parent Partnership"), and 1.0101% by its sole general partner, Texas Eastern Products Pipeline Corporation, a Delaware corporation (the "General Partner").


         The Partnership has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (No. 333-38473) covering the registration of the Securities under the Securities Act of 1933, as amended (the "1933 Act"), including the related preliminary prospectus or prospectuses. Promptly after execution and delivery of this Agreement, the Partnership will either (i) prepare and file a prospectus in accordance with the provisions of Rule 430A ("Rule 430A") of the rules and regulations of the Commission under the 1933 Act (the "1933 Act Regulations") and paragraph (b) of Rule 424 ("Rule 424(b)") of the 1933 Act Regulations or (ii) if the Partnership has elected to rely upon Rule 434 ("Rule 434") of the 1933 Act Regulations, prepare and file a term sheet (a "Term Sheet") in accordance with the provisions of Rule 434 and Rule 424(b). The information included in such prospectus or in such Term Sheet, as the case may be, that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective (a) pursuant to paragraph (b) of Rule 430A is referred to as "Rule 430A Information" or (b) pursuant to paragraph (d) of Rule 434 is referred to as "Rule 434 Information." Each prospectus used before such registration statement became effective, and any prospectus that omitted, as applicable, the Rule 430A Information or the Rule 434 Information, that was used after such effectiveness and prior to the execution and delivery of this Agreement, is herein called a "preliminary prospectus." Such registration statement, including the exhibits thereto, schedules thereto, if any, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, at the time it became effective and including the Rule 430A Information and the Rule 434 Information, as applicable, is herein called the "Registration Statement." Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein referred to as the "Rule 462(b) Registration Statement," and after such filing the term "Registration Statement" shall include the Rule 462(b) Registration Statement. The final prospectus, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, in the form first furnished to the Underwriters for use in connection with the offering of the Securities is herein called the "Prospectus." If Rule 434 is relied on, the term "Prospectus" shall refer to the preliminary prospectus dated _____, 1998 together with the Term Sheet and all references in this Agreement to the date of the Prospectus shall mean the date of the Term Sheet. For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any Term Sheet or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system ("EDGAR").

         All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the "1934 Act") which is incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

         SECTION 1.       Representations and Warranties.

                 (a) Representations and Warranties by the Partnership, the Parent Partnership and the General Partner. The Partnership, the Parent Partnership and the General Partner, jointly and severally, represent and warrant to each Underwriter as of the date hereof, as of the Closing Time referred to in Section 2(b) hereof, and agree with each Underwriter, as follows:

                 (i) Compliance with Registration Requirements. The Partnership meets the requirements for use of Form S-3 under the 1933 Act. Each of the Registration Statement [and any Rule 462(b) Registration Statement] has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement [or any Rule 462(b) Registration Statement] has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Partnership and the General Partner, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

                 At the respective times the Registration Statement[, any Rule 462(b) Registration Statement] and any post-effective amendments thereto became effective and at the Closing Time, the Registration Statement[, the Rule 462(b) Registration Statement] and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the rules and regulations of the Commission under the 1939 Act (the "1939 Act Regulations"), and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If Rule 434 is used, the

         Partnership will comply with the requirements of Rule 434. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Partnership in writing by any Underwriter through Merrill Lynch expressly for use in the Registration Statement or Prospectus.

                 Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

                 (ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), as applicable, and, when read together with the other information in the Prospectus, at the time the Registration Statement became effective, at the time the Prospectus was issued and at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 (iii) Independent Accountants. The accountants who certified the financial statements and supporting schedules of the Parent Partnership included in the Registration Statement and the Prospectus (or any amendment or supplement thereto) are independent public accountants of the Parent Partnership and the Partnership as required by the 1933 Act and the 1933 Act Regulations.

                 (iv) Financial Statements. The financial statements included in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Parent Partnership and its consolidated subsidiaries at the dates indicated and the statement of operations and cash flows of the Parent Partnership and consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Registration Statement present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. Separate financial statements of the Partnership are not required to be included in the Registration Statement either (A) under applicable rules or policies of the Commission or (B) in order to make the financial information included in the Registration Statement, in light of the circumstances in which such information is disclosed, not misleading.

                 (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Partnership, the Parent Partnership or the General Partner, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), (B) there have been no transactions entered into by the Partnership, the Parent Partnership or the General Partner, other than those in the ordinary course of business, which are material with respect to the Partnership, the Parent Partnership or the General Partner and (C) there has been no material adverse change in the capitalization or long-term debt of the Partnership, the Parent Partnership or the General Partner or any material adverse change, or any development which the Partnership, the Parent Partnership or the General Partner have reasonable cause to believe will involve a prospective material adverse change, in or affecting the Partnership, the Parent Partnership or General Partner otherwise than as set forth or contemplated in the Prospectus.

                 (vi) Formation and Good Standing of the Partnership. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and has full partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Partnership is duly qualified or registered as a foreign limited partnership to transact business in each other jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to register (i) would not result in a Material Adverse Effect, or (ii) would not subject the limited partners of the Parent Partnership to any material liability or disability.

                          The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and the Parent Partnership and is a valid and legally binding agreement of the General Partner and the Parent Partnership, enforceable against the General Partner and the Parent Partnership in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 (vii) Good Standing of the General Partner. The General Partner has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to conduct its business and to act as general partner of the Partnership, in each case in all material respects, as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement; and the General Partner is duly qualified or registered as a foreign corporation to transact business in each other jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to register (i) would not result in a Material Adverse Effect, or (ii) would not subject the limited partners of the Partnership to any material liability or disability.

                 (viii) Subsidiaries. Neither the Partnership nor the Parent Partnership has any subsidiaries which, taken as a whole, would be deemed to be a significant subsidiary (as such term is defined in Section 1-02 of Regulation S-X).

                 (ix) Capitalization. The partners' capital of the Parent Partnership as of September 30, 1997 is as set forth in the Prospectus in the column entitled "Actual" under the heading "Capitalization". The adjustments to partners' capital of the Parent Partnership as of September 30, 1997, as set forth in the Prospectus under the column entitled "As Adjusted" under the heading "Capitalization," represents a reasonable estimate by the General Partner (based upon certain assumptions as to the prevailing rates of interest) of the pro forma effects on partners' capital of the offer and sale of the Securities and the application of the estimated net proceeds from such offer and sale in the manner set forth in the Prospectus under the heading "Use of Proceeds." Partners' capital of the Partnership is not less than partners' capital of the Parent Partnership. Neither the Parent Partnership nor the Partnership have any long term debt outstanding other than approximately $327 million of aggregate principal amount of First Mortgage Notes of the Partnership, which will be repaid in full from the net proceeds from the offer and sale of the Securities.

                 (x) Partnership Interests. The General Partner is the sole general partner of the Partnership with a general partner interest in the Partnership of 1.0101 % pursuant to the Partnership Agreement; such general partner interest is duly authorized by the Agreement of Limited Partnership of the Partnership, as amended or restated at or prior to Closing Time), and is validly issued to the General Partner and is fully paid (to the extent required at such time); and at Closing Time the General Partner will own such general partner interest free and clear of all liens, encumbrances, charges or claims. The Parent Partnership is the sole limited partner of the Partnership with a limited partner interest in the Partnership of 98.9899% interest in the Partnership.

                 (xi) Capitalization of the General Partner. All of the issued shares of capital stock of the General Partner have been duly authorized and validly issued and are fully paid and non-assessable, and all of the issued shares of capital stock of the General Partner are registered on its books in the name of PanEnergy Corp., free and clear of all liens, encumbrances, equities or claims, except as set forth in the Prospectus.

                 (xii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Partnership, the Parent Partnership and the General Partner.

                 (xiii) Authorization of the Indenture. The Indenture has been duly authorized by the Partnership and duly qualified under the 1939 Act and, when duly executed and delivered by the Partnership and the Trustee, will constitute a valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 (xiv) Authorization of the Securities. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Partnership and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

                 (xv) Description of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

                 (xvi) Absence of Defaults and Conflicts. Neither the Partnership, the Parent Partnership nor the General Partner is in violation of its partnership agreement, certificate or articles of incorporation or by-laws, or other organizational documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Partnership, the Parent Partnership or the General Partner is a party or by which it or any of them may be bound, or to which any of the property or assets of the Partnership, the Parent Partnership or the General Partner is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture and the Securities and the consummation of the transactions contemplated herein and in the Registration Statement (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Prospectus under the caption "Use of Proceeds") and compliance by each of the Partnership, the Parent Partnership and the General Partner with its obligations hereunder and under the Indenture and the Securities have been duly authorized by all necessary partnership or corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership, the Parent Partnership or the General Partner pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or partnership agreement of the Partnership, the Parent Partnership or the General Partner or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership, the Parent Partnership or the General Partner or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership, the Parent Partnership or the General Partner.

                 (xvii) Absence of Labor Dispute. Neither the Parent Partnership nor the Partnership has employees. No labor dispute with the employees of the General Partner or any subsidiaries exists or, to the knowledge of the Partnership, is imminent, and the General Partner is not aware of any existing or imminent labor disturbance by the employees of any of its or any affiliate's principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

                 (xviii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Partnership, the Parent Partnership or the General Partner, threatened, against or affecting the Partnership, the Parent Partnership or the General Partner, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which are reasonably expected by the General Partner to result in a Material Adverse Effect, or which are reasonably expected by the General Partner to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Partnership, the Parent Partnership or the General Partner of the obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Partnership, the Parent Partnership or the General Partner is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are not reasonably expected by the General Partner to result in a Material Adverse Effect.

                 (xix) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

                 (xx) Possession of Intellectual Property. The Partnership and the General Partner own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Partnership nor the General Partner has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Partnership or the General Partner therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

                 (xxi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Partnership, the Parent Partnership or the General Partner of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Partnership, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws and except for the qualification of the Indenture under the 1939 Act.

                 (xxii) Possession of Licenses and Permits. The Partnership and the General Partner possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Partnership and the General Partner are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not
         (i) have a Material Adverse Effect or (ii) subject the limited partners of the Parent Partnership or the Partnership to any material liability or disability; and neither the Partnership nor the General Partner has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would (i) result in a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

                 (xxiii) Title to Property. The Partnership and the General Partner have satisfactory and marketable title to all real property owned by the Partnership and the General Partner, respectively, and satisfactory title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Prospectus or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Partnership or the General Partner; and all of the leases and subleases material to the business of the Partnership and the General Partner, and under which the Partnership or the General Partner holds properties described in the Prospectus, are in full force and effect, and neither the Partnership nor the General Partner has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Partnership or the General Partner under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Partnership or the General Partner to the continued possession of the leased or subleased premises under any such lease or sublease.

                 (xxiv) Compliance with Cuba Act. The Partnership, the Parent Partnership and the General Partner have has complied with, and are and will be in compliance with, the provisions of that certain Florida act relating to disclosure of doing business with Cuba, codified as Section 517.075 of the Florida statutes, and the rules and regulations thereunder (collectively, the "Cuba Act") or is exempt therefrom.

                 (xxv) Investment Company Act. Neither the Partnership, the Parent Partnership nor the General Partner are, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

                 (xxvi) Public Utility Holding Company Act. Neither the Partnership, the Parent Partnership nor the General Partner is a "holding company" as such term is defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA"); neither the Partnership, the Parent Partnership nor the General Partner nor the issue and sale of the Securities by the Partnership is subject to regulation under PUHCA; and neither the Partnership, the Parent Partnership nor the General Partner is a "public utility" as such term is defined in the Federal Power Act, as amended.


                 (xxvii) Environmental Laws. Except as described in the Registration Statement and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Partnership nor the General Partner is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Partnership and the General Partner have all permits, authorizations or approvals required under any applicable Environmental Laws and are each in compliance with their requirements, and as to any such permit, authorization or approval that has expired or is about to expire, the Partnership and the General Partner have timely and properly applied for renewal of the same, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Partnership or the General Partner, and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Partnership or the General Partner relating to Hazardous Materials or any Environmental Laws; except, in each case, where such matter would not result in a Material Adverse Effect.


                 (xxviii) Insurance. Each of the Partnership and the General Partner maintain insurance coverage covering their properties, operations, personnel and businesses. In the General Partner's reasonable judgement, such insurance insures against such losses and risks as are adequate to protect the Partnership and the General Partner. Neither the Partnership nor the General Partner has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force at Closing Time.

                 (xxix) Tax Returns and Payments. The Partnership and the General Partner have filed all tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon them or any of their properties, assets, income or franchises which are due and payable, other than (i) those which are not past due or are presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles have been made and (ii) with respect to state and local taxes, such as will not result in a Material Adverse Effect.

                 (xxx) Disclosure. Neither this Agreement, the Registration Statement, nor any other document, certificate or instrument delivered to the Underwriters by or on behalf of the Partnership in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to the Partnership or the General Partner which would result in a Material Adverse Effect or in the future may (so far as the Partnership can now foresee) result in a Material Adverse Effect which has not been set forth or referred to in this Agreement or the Registration Statement.

                 (b) Officer's Certificates. Any certificate signed on behalf of the Partnership by the President or Vice President of the General Partner and on behalf of the General Partner by a President or Vice President thereof delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Partnership, the Parent Partnership and the General Partner to each Underwriter as to the matters covered thereby.

         SECTION 2.       Sale and Delivery to Underwriters; Closing.


                 (a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Partnership agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Partnership, at the price set forth in Schedule B-1 and Schedule B-2 plus accrued interest from [_____, 1998 to] the Closing Date, the aggregate principal amount of respective Securities set forth in Schedule A-1 and Schedule A-2 opposite the name of such Underwriter, plus any additional principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.


                 (b) Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of Andrews & Kurth L.L.P., 600 Travis, Suite 4200, Houston, Texas 77002-3090, or at such other place as shall be agreed upon by the Representatives and the Partnership, at 9:00 A.M. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 10) (such time and date of payment and delivery being herein called "Closing Time").

                 Payment shall be made to the Partnership by wire transfer of immediately available funds to a bank account designated by the Partnership, against delivery to the Representatives for the respective accounts of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

                 (c) Denominations; Registration. Certificates for the Securities shall be in global form and in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time.

The Securities, which may be in temporary form, will be made available for examination and packaging by the Representatives in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or as early as practicable prior to the Closing Time.

         SECTION 3. Covenants of the Partnership, the Parent Partnership and the General Partner. The Partnership, the Parent Partnership and the General Partner covenant with each Underwriter as follows:

                 (a)      Compliance with Securities Regulations and Commission
Requests.   Subject to Section 3(b), the Partnership will comply with the requirements of Rule 430A or Rule 434, as applicable, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Partnership will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Partnership will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

                 (b) Filing of Amendments. The Partnership will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)), any Term Sheet or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object.

                 (c) Delivery of Registration Statements. The Partnership has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

                 (d) Delivery of Prospectuses. The Partnership has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Partnership hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Partnership will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

                 (e) Continued Compliance with Securities Laws. The Partnership, the Parent Partnership and General Partner will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the 1939 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Partnership, the Parent Partnership or General Partner, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Partnership will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Partnership will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

                 (f) Blue Sky Qualifications. The Partnership and the General Partner will use their best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule 462(b) Registration Statement; provided, however, that the Partnership or the General Partner shall not be obligated to file any general consent to service of process or to qualify as a foreign limited partnership or a foreign corporation, respectively, or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Partnership and General Partner will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration Statement. The Partnership will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may request.

                 (g) Rule 158. The Partnership will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

                 (h) Use of Proceeds. The Partnership will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under "Use of Proceeds".

                 (i) Listing. The Partnership and the General Partner will use their best efforts to effect the listing of the Securities on the New York Stock Exchange.

                 (j) Restriction on Sale of Securities. During the period from the date of the Prospectus to the Closing Time , the Partnership and the General Partner will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities of the Partnership.

                 (k) Reporting Requirements. The Parent Partnership and, if applicable, the Partnership, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

         SECTION 4.       Payment of Expenses.

                 (a)      Expenses.        The Partnership will pay all
expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, (iv) the fees and disbursements of the Partnership's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey or "covered security" memorandum and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Term Sheets and of the Prospectus and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the

Underwriters of copies of the Blue Sky Survey and any supplement thereto,
(viii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (ix) any fees payable in connection with the rating of the Securities, and (x) the fees and expenses incurred in connection with the listing of the Securities on the New York Stock Exchange.

                 (b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Partnership shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

         SECTION 5. Conditions of Underwriters' Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Partnership, the Parent Partnership and the General Partner contained in Section 1 hereof or in certificates of any officer of the General Partner delivered pursuant to the provisions hereof, to the performance by the Partnership, the Parent Partnership and the General Partner of its covenants and other obligations hereunder, and to the following further conditions:

                 (a) Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430A Information shall have been filed with the Commission in accordance with Rule 424(b) (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A) or, if the Partnership has elected to rely upon Rule 434, a Term Sheet shall have been filed with the Commission in accordance with Rule 424(b).

                 (b) Opinion of Counsel for Partnership, the Parent Partnership and the General Partner. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Fulbright & Jaworski L.L.P., counsel for the Partnership, the Parent Partnership and the General Partner, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request.

                 (c) Opinion of Counsel for Underwriters. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Andrews & Kurth L.L.P., counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the matters set forth in clauses (i), (ii), (vi) through (xii), inclusive, and the penultimate paragraph of Exhibit A hereto.
In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of

New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the General Partner and its subsidiaries and certificates of public officials.

                 (d) Officers' Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Partnership and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received on behalf of the Partnership and the Parent Partnership by the General Partner a certificate of the President or a Vice President of the General Partner and of the chief financial or chief accounting officer of the General Partner, dated as of Closing Time, to the effect that
(i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Partnership, the Parent Partnership and the General Partner have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or are contemplated by the Commission.

                 (e) Accountant's Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from KPMG Peat Marwick LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

                 (f) Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from KPMG Peat Marwick LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

                 (g) Maintenance of Rating. At Closing Time, the Securities shall be rated at least Baa by Moody's Investor's Service Inc. and BBB by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and the Partnership shall have delivered to the Representatives a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Partnership's other securities by any "nationally recognized statistical rating agency", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Partnership's other securities.

                 (h) Approval of Listing. At Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

                 (i) Additional Documents. At Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Partnership in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

                 (j) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Partnership at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

         SECTION 6.       Indemnification.

                 (a)      Indemnification of Underwriters.   The Partnership,
the Parent Partnership and the General Partner, jointly and severally, agree to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act as follows:

                 (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430A Information and the Rule 434 Information, if applicable, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                 (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Partnership, the Parent Partnership and the General Partner; and

                 (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Partnership, the Parent Partnership or the General Partner by any Underwriter through Merrill Lynch expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430A Information and the Rule 434 Information, if applicable, or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

                 (b) Indemnification of the Partnership, the Parent Partnership, the General Partner, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Partnership, the Parent Partnership and the General Partner, and their respective directors, each of the officers who signed the Registration Statement, and each person, if any, who controls the Partnership, the Parent Partnership or the General Partner within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A Information and the Rule 434 Information, if applicable, or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished by such Underwriter through Merrill Lynch expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

                 (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to
Section 6(b) above,
counsel to the indemnified parties shall be selected by the Partnership, the Parent Partnership and the General Partner. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of
the same general allegations or circumstances.   No indemnifying party shall,
without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

                 (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

         SECTION 7.       Contribution.  If the indemnification provided for in
Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership, the Parent Partnership and General Partner on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership, the Parent Partnership and the General Partner on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

                 The relative benefits received by the Partnership, the Parent Partnership and the General Partner on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Partnership, the Parent Partnership and the General Partner and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus, or, if Rule 434 is used, the corresponding location on the Term Sheet, bear to the aggregate initial public offering price of the Securities as set forth on such cover.

                 The relative fault of the Partnership, the Parent Partnership and the General Partner on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Partnership, the Parent Partnership and the General Partner or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 The Partnership, the Parent Partnership, the General Partner and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

                 Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

                 No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Partnership, the Parent Partnership or the General Partner, each officer of the Partnership, the Parent Partnership or the General Partner who signed the Registration Statement, and each person, if any, who controls the Partnership, the Parent Partnership or the General Partner within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Partnership, the Parent Partnership and the General Partner. The Underwriters' respective obligations to contribute pursuant to this Section 7 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A-1 and Schedule A-2 hereto and not joint.

         SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the General Partner submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Partnership, the Parent Partnership or General Partner and shall survive delivery of the Securities to the Underwriters.

         SECTION 9.       Termination of Agreement.

                 (a) Termination; General. The Representatives may terminate this Agreement, by notice to the Partnership, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Partnership and the Parent Partnership whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Partnership has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

                 (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

         SECTION 10. Default By One or More of The Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Representatives shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

         No action pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

         In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Partnership shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangement.

         SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at North Tower, World Financial Center, New York, New York 10281-1201, attention of Cara Londin, Vice President; and notices to the Partnership shall be directed to it at 2929 Allen Parkway, P.O. Box 2521, Houston, Texas 77252-2521, attention of James C. Ruth.

         SECTION 12. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Partnership, the Parent Partnership, the General Partner and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Partnership, the Parent Partnership the General Partner and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Partnership, the Parent Partnership, the General Partner and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

         SECTION 13. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

         SECTION 14. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

                 If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Partnership a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters, the Partnership, the Parent Partnership and the General Partner in accordance with its terms.

                                       Very truly yours,

                                       TE PRODUCTS PIPELINE COMPANY,
                                       LIMITED PARTNERSHIP

                                       By: Texas Eastern Products Pipeline
                                           Company, as General Partner



                                           By:
                                               --------------------------------
                                           Title:
                                                  -----------------------------


                                       TEPPCO PARTNERS, L.P.

                                       By: Texas Eastern Products Pipeline
                                           Company, as General Partner

                                           By:
                                               --------------------------------
                                           Title:
                                                  -----------------------------

                                       TEXAS EASTERN PRODUCTS PIPELINE COMPANY


                                       By:
                                           ------------------------------------
                                       Title:
                                              ---------------------------------

CONFIRMED AND ACCEPTED,
         as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                              INCORPORATED
[NAME(S) OF Co-Representatives]

[By: MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED]


By
   ------------------------------
       Authorized Signatory


For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

                                  SCHEDULE A-1


                       List of Underwriters of 2008 Notes




                                                                                              Principal
                                                                                              Amount of
                                  Name of Underwriter                                         2008 Notes
                                  -------------------                                         ----------
 Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated  . . . . . . . . . . . . . . . . . . . . . . . . .
 [Name(s) of Co-Representatives] . . . . . . . . . . . . . . . . . . . . . . . .






                                                                                         --------------------
                                                                                         --------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $150,000,000
                                                                                         ====================


                                  SCHEDULE A-2


                       List of Underwriters of 2028 Notes






                                                                                              Principal
                                                                                              Amount of
                                  Name of Underwriter                                        2028 Notes
                                  -------------------                                        ----------
 Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated  . . . . . . . . . . . . . . . . . . . . . . . . .
 [Name(s) of Co-Representatives] . . . . . . . . . . . . . . . . . . . . . . . .






                                                                                       ----------------------
                                                                                       ----------------------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $240,000,000
                                                                                       ======================


                                  SCHEDULE B-1


                       Pricing Information for 2008 Notes



               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP


                       $150,000,000 Senior Notes due 2008


                 1. The initial public offering price of the 2008 Notes shall be __% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

                 2. The purchase price to be paid by the Underwriters for the 2008 Notes shall be __% of the principal amount thereof.

                 3.       The interest rate on the 2008 shall be __% per annum.


                 4. [Include the terms of any optional or mandatory redemption and other price-related terms.]

                                  SCHEDULE B-2


                       Pricing Information for 2028 Notes



               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP


                       $240,000,000 Senior Notes due 2028



                 1. The initial public offering price of the 2028 Notes shall be __% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.


                 2. The purchase price to be paid by the Underwriters for the 2028 Notes shall be __% of the principal amount thereof.

                 3. The interest rate on the 2028 Notes shall be __% per annum.


                 4. [Include the terms of any optional or mandatory redemption and other price-related terms.]





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

                    (This is part of the Purchase Agreement)


                                                                       Exhibit A



                    FORM OF OPINION OF PARTNERSHIP'S COUNSEL
                          TO BE DELIVERED PURSUANT TO
                                  SECTION 5(b)


                 (i) Each of the Partnership and the Parent Partnership has been duly formed and is validly existing as a limited partnership under the laws of the State of Delaware.


                 (ii) Each of the Partnership and the Parent Partnership has partnership power and authority to own and lease its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Purchase Agreement.

                 (iii) Each of the Partnership and the Parent Partnership is duly qualified as a foreign limited partnership to transact business in the State of Texas.

                 (iv) The General Partner is a corporation validly existing in good standing under the laws of the State of Delaware, with corporate power and authority to own and lease its properties, to conduct its business and to act as general partner of the Partnership and the Parent Partnership, and is qualified to transact business as a foreign corporation and is in good standing in the State of Texas.


                 (v) The Purchase Agreement has been duly authorized, executed and delivered by the Partnership, the Parent Partnership and the General Partner.


                 (vi) The Indenture has been duly authorized, executed and delivered by the Partnership and, (assuming the due authorization, execution and delivery thereof by the Trustee) under the law of the State of New York, constitutes the legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as the enforcement thereof may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including without limitation specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

                 (vii) The Securities are in the form contemplated by the Indenture, have been duly authorized by the Partnership for issuance and the Partnership has full partnership power and authority to issue, sell and deliver the Securities, and assuming that the Securities have been duly authenticated by the Trustee in the manner described in its certificate delivered to you today (which fact such counsel need not determine by an inspection of the Securities) and delivered against payment of the purchase price therefor in accordance with the terms of the Purchase Agreement, the Securities have been duly executed and delivered by the Partnership will, under the law of the State of New York, constitute the legal, valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, except as the enforcement thereof may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including without limitation specific performance and injunctive relief, (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).


                 (viii)   The Indenture has been duly qualified under the 1939
Act.

                 (ix) The Securities and the Indenture conform as to legal matters in all material respects to the descriptions thereof contained in the Prospectus.


                 (x) The Registration Statement, including any Rule 462(b) Registration Statement, has become effective under the 1933 Act; any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are threatened by the Commission.


                 (xi) The Registration Statement, including any Rule 462(b) Registration Statement, the Rule 430A Information and the Rule 434 Information, as applicable, the Prospectus, excluding the documents incorporated by reference therein, and each amendment or supplement to the Registration Statement and Prospectus, excluding the documents incorporated by reference therein, as of their respective effective or issue dates (other than the financial statements and supporting schedules included therein or omitted therefrom, and the Trustee's Statement of Eligibility on Form T-1 (the "Form T-1"), as to which we need express no opinion) complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

                 (xii) The documents incorporated by reference in the Prospectus (other than the financial statements and supporting schedules included therein or omitted therefrom, as to which we need express no opinion), when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the 1933 Act Regulations and the 1934 Act Regulations, as applicable.

                 (xiii) We do not know of any action, suit, legal or governmental proceeding, inquiry or investigation, to which the Partnership, the Parent Partnership or the General Partner is a party, or to which the property of any of the Partnership, the Parent Partnership, or the General Partner is subject, that are required to be described in the Registration Statement or the Prospectus and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required;

                 (xiv) The statements in the Prospectus under "Business and Properties -- Regulation", "Business and Properties -- Environmental Matters," "Business and Properties -- Safety Regulation," "Business and Properties -- Litigation," and "Description of the Notes" insofar as they are descriptions of contracts, agreements or other legal documents, or refer to statements of law or legal conclusions, are accurate in all material respects and present fairly the information required to be shown;

                 (xv) No consent, approval, authorization, filing or order of or qualification with any governmental body or agency is required by any statutory law or regulation as a condition to the execution and delivery by the Companies of the Purchase Agreement or for the performance by the Companies of their respective obligations under the Purchase Agreement, the Securities and the Indenture, except such as has been obtained under the 1933 Act and such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities;

                 (xvi) The execution and delivery by each of the Companies of, and the performance by each of the Companies of their respective obligations under, the Purchase Agreement, the Securities and the Indenture, will not violate any provision of applicable statutory law or regulation or the partnership agreement, certificate or articles of incorporation or bylaws, or other organizational documents, as the case may be, of any of the Companies, or, to our knowledge, result in a breach of, or default under, any agreement or other instrument binding upon any of the Companies filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, or, to our knowledge, any judgement, order or decree of any governmental body, agency or court having jurisdiction over any of the Companies;

                 (xvii) To our knowledge, neither the Partnership nor the Parent Partnership is in violation of its respective agreement of limited partnership, and the General Partner is not in violation of its charter or by-laws.

                 (xviii) The Partnership is not an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the 1940 Act.

                 (xix) None of the Partnership, the Partner Partnership, the General Partner, Duke or any parent company of the General Partner is a "holding company" within the meaning of PUHCA.



     Counsel shall also state that, based upon their participation in conferences with officers and other representatives of the Companies, representatives of the independent accountants of the Companies, counsel to the Underwriter and the Representatives, at which conference the contents of the Registration Statement and the Prospectus and related matters were discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus (except to the extent expressly set forth in this opinion), we advise you that, on the basis of the foregoing, no information has come to our attention that causes us to believe that the Registration Statement (other than the financial statements and schedules, and the other financial data, contained therein, as to which we have not been asked to comment), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus (other than the financial statements and schedules, and the other financial data contained therein, and except with respect to the Form T-1, as to which we have not been asked to comment) as of its date and as of the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.





                 In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Partnership and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).





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